                                                      Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-82501

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED JULY 14, 1999)

                                1,228,742 SHARES
                               BUDGET GROUP, INC.

(BUDGET GROUP LOGO)
                                            Class A Common Stock
                                         (par value $.01 per share)

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    This Prospectus Supplement No. 2 supplements and amends the Prospectus dated July 14, 1999 and the Prospectus Supplement No. 1, dated July 20, 1999 (as supplemented or amended, the "Prospectus") relating to 1,228,742 shares of Class A common stock, par value $0.01 per share, of Budget Group, Inc., a Delaware corporation, being offered by certain of our stockholders named in the Prospectus who have acquired such securities from us in connection with certain acquisitions of businesses by us.

    The table on page 12 of the Prospectus which sets forth information with respect to the Selling Stockholders (as defined in the Prospectus) and the respective number of shares beneficially owned by each Selling Stockholder and the number of shares that may be sold pursuant to the Prospectus is hereby amended as follows:

The deletion of the entire table and the substitution therefor of the following:

                                                                                    NUMBER OF SHARES
                                                                                      WHICH MAY BE
                                                               NUMBER OF SHARES    OFFERED UNDER THIS
"NAME                                                         BENEFICIALLY OWNED       PROSPECTUS
-----                                                         ------------------   ------------------
Questor Partners Fund, L.P.(1)..............................      1,969,963              352,133
Questor Side-by-Side Partners, L.P.(1)......................        141,327               25,265
Madison Dearborn Capital Partners, L.P......................        793,120              138,748
Societe Generale............................................        475,872               83,249
Chase Equity Associates.....................................        317,247               55,499
National Union Fire Insurance Company of Pittsburgh, PA.....        158,623               27,749
Citicorp North America, Inc.................................         63,448               11,099
Frank Daniel Wooten 1992 Revocable Trust....................        187,782              258,325
David Bradley Wooten 1992 Revocable Trust...................         48,283               56,675
Other Stockholders..........................................        268,228              220,000
                                                                  ---------            ---------
         Total..............................................      4,423,893            1,228,742
                                                                  =========            =========

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(1) Questor Principals, Inc. ("Questor Principals") is the general partner of
    (i) Questor General Partner, L.P., the general partner of Questor Partners Fund, L.P., and (ii) Questor Side-by-Side Partners, L.P., both of which are Selling Stockholders. Jay Alix, who may become a director of the Company, is a shareholder, director and Chief Executive Officer of Questor Principals. The address of Questor Partners Fund, L.P. and Questor Side-by-Side Partners, L.P. is 103 Springer Building, 3411 Silverside, Wilmington, Delaware 19810."

    The Prospectus, together with this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933 with respect to offers and sales of the Class A common stock.

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    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 30, 1999.